Exhibit 2.9 Acquisition Agreement, dated March 14, 2000, by and among Mr. J.D. KOEKKOEK, Mr. P.R.M. van
               BINSBERGEN, NeSBIC CTE Fund B.V., and CI4NET.COM
               Inc.



     Dated March 14, 2000

     (1) Mr J. D. KOEKKOEK, Mr P.R.M. van BINSBERGEN and
         NeSBIC CTE Fund B.V.

     (2) CI4NET.COM Inc


                     ACQUISITION AGREEMENT
                          relating to
             Personal Care Card Nederland Holding BV

     McFadden, Pilkington & Ward
     City Tower- Level Four
     40 Basinghall Street
     London EC2V SDE
     Tel: 0171638 8788
     Fax: 0171638 8799

ACQUISITION AGREEMENT

Date: March 14, 2000

Parties:

1. "The Vendors" The persons or companies whose names and addresses are set in Schedule 1
2. "The Purchaser" CI4NET.COM Inc. a corporation organized under the laws of Delaware and having its principal office at One
Rockefeller Plaza, Suite 1600, New York, NY 10020, USA;

Operative provisions:

1    Interpretation

1.1 In this Agreement the following words and expressions have the following meanings:

"Accounts Date" means December 31,1999;

"Agreement" means this acquisition agreement;

"Business Day" means a day (other than a Saturday or a Sunday) on which banks generally are open far business in London and Amsterdam;

"Civil Law Notary" means the civil law notary mentioned in
article 4.2;

"Company" means Personal Care Card Nederland Holding BV;

"Completion Date" means March 27, 2000 or such earlier date as may be agreed by Parties;

"Consideration Shares" means the shares, credited as fully paid, in Purchaser to be allotted to the Vendors pursuant to clause
3.1;

"Facility Agreement" means the facility agreement to be entered into on the Completion Date providing for a medium term loan of US$2,000,000 to be made by the Purchaser to the Company;

"Group Company" means any company (a) in which a Party has directly or indirectly (i) a majority shareholding or (ii) has the control over or (b) that has directly or indirectly (i) the majority shareholding in or (ii) the control over any Party;

"Intellectual Property" means any patent, patent application, know-how, trade mark, trade mark application, trade name, registered design, copyright or other similar industrial or commercial right;

"Last Accounts" means the non-audited balance sheet, as at the Accounts Date, and audited profit and loss account for the period ended on the Last Accounts Date of the Company and the Subsidiaries,;

"Management Agreements" mean the agreements between each of Mr
Koekkoek and Mr Walraven and the Company to be entered into on Completion Date;

"Party and Parties" mean the Purchaser and/or the Vendors as the case may be

"Purchaser's Warranties" mean the warranties and representations by the Purchaser in clause 7 and Schedule 4;

"Shares" means the issued share capital of the Company as the same is set out in Schedule 2;

"Subsidiaries" shall mean F'teara Facilities B.V., Family care
Facilities B.V. and Funcare B.V.;

"Taxation" means all forms of taxation, duties, imposts, withholdings and levies whatsoever, and wherever or whenever imposed including social security duties, withholdings and premiums;

"Warranties" means the warranties and representations by the Vendors in clause 5 and Schedule 3.

     1.2 All references in this Agreement to a statutory provision shall be construed as including references to:

     a    any statutory modification, consolidation or
re-enactment (whether before or after the date of this Agreement)
for the time being in force;
     b    all statutory instruments or orders made pursuant to a
statutory provision; and
     c    any statutory provisions of which a statutory provision
is a consolidation, re-enactment or modification;

1.3 A reference in this Agreement to Dutch GAAP shall be a reference to the standard accounting practice adopted by the Raad voor de Jaarverslaglegging.
1.4 Clause headings in this Agreement are for ease of reference only and do not affect the construction of any provision.

2.   Agreement for sale

Subject to the terms and conditions of this Agreement the Vendors shall sell and the Purchaser shall purchase the Shares, free from all liens, charges and encumbrances and with all rights attaching to them, with effect from the date of this Agreement.

3.   Purchase consideration

3.1 As purchase consideration parties agreed in December 1999 that the price would be fixed at the than current private offering price of US$5.- a Share, and that for the sale and transfer of the Shares by Vendors to Purchaser, Purchaser shall transfer 2,000,000 Consideration Shares to the Vendors at Completion. The Consideration Shares shall be allotted as follows:
     Mr J. D. KOEKKOEK:  65,18 % = 1.303.612 Consideration
Shares;
     Mr P.R.M. van BINSBERGEN: 0,99 % = 19.765 Consideration
Shares;
     NeSBIC CTE Fund B.V.: 33,83 % =    676.623 Consideration
Shares.

3.2 The Consideration Shares shall be issued on terms that they will rank pari passu in all respects with the common stock of the CI4NET.COM INC in issue at the date of allotment save as regards any dividend declared or paid by reference to a record date which is prior to Completion.

3.3 Each of the Vendors agrees with the Purchaser that he will not dispose of any of his Consideration Shares other than in accordance with SEC Regulations and any other laws and regulations applicable to the trading of the Consideration
Shares.


4.   Completion
4.1 Completion of the purchase of the Shares shall take place at the offices of the Civil Law Notary on the Completion Date.

4.2 The notarial deed of transfer of the Shares will be executed before Mr. Michel Dick van Waateringe, Civil Law Notary in Amsterdam, The Netherlands, or a deputy of Mr. Van Waateringe, Mr. Van Waateringe, is a civil law notary of Holland Van Gijzen Advocaten en Notarissen, the firm of the external legal advisors of Purchaser. Vendors acknowledge that they are aware of the provisions 9 and 10 of the guidelines concerning the association between civil law notaries and banisters/solicitors as established by the Royal Professional Association of civil Law Notaries (Koninklijke Notariele Beroepsorganisatie). Vendors agree that Holland Van Gijzen Advocaten en Notarissen might in the future advise and act on behalf of Purchaser with respect to this Agreement and the execution thereof, including any dispute.

     4.3  On the Completion Date the Vendors shall deliver to the
Purchaser:
          4.3.1     Relevant authorisations and powers of
attorney (if necessary), and
          4.3.2 the resignation letters of the members of the supervisory board of the Company, each resignation including a waiver of any non-paid consideration and/or (rights to) damages, which resignations will be accepted by Purchaser under the discharge of each member of the supervisory board for its liability arising out of the performance of its duties fulfilled in its capacity as member of the supervisory board,

     4.4 A shareholders' meeting of the Company and of each of the Subsidiaries shall be held on the Completion Date at which:
          4.4.1 such persons as the Purchaser may nominate shall be appointed directors of the Company and each of the Subsidiaries with immediate effect;
          4.4.2 such persons as the Purchaser may nominate shall be appointed members of the supervisory board of the Company with immediate effect;
          4.4.3     the Facility Agreement shall be approved;
          4.4.4 each member of the board of directors of each of the Company and each of the Subsidiaries will be instructed and granted powers of attorney to represent the Company and the Subsidiaries with respect to the (entering into the) Facility.

     4.5 There shall be delivered to the Purchaser on the Completion Date:
          4.5.1     the Management Agreements duly signed by Mr
Walraven and Mr Koekkoek;
          4.5.2     the completed and signed shareholders'
registers of the Company and each of the Subsidiaries.

4.6 The Vendors shall have repaid on the Completion Date all monies then owing by them to the Company, whether due for payment or not, if any.

4.7  Upon completion of the matters referred to in clauses 4.2 to
4.6 the Purchaser will deliver to the Vendors the Consideration
Shares.

5.   Warranties by the Vendors
5.1 NeSBIC and Mr Koekkoek warrant to the Purchaser that the Warranties set out in Schedule 3 are true and accurate in all respects regarding the Company and the Subsidiaries when signing this Agreement and on the Completion Date and that the contents of any documents previously provided to the Purchaser are true and accurate in all respects and fully, clearly and accurately disclose every matter to which they relate. Mr Binsbergen warrants to the Purchaser that the Warranty number 1.6 regarding the title to the Shares, set out in Schedule 3 is true and accurate in all respects when signing this Agreement and on the Completion Date.

Each of NeSBIC's and Mr Koekkoek's liability vis a vis Purchaser is limited to a pro rata part of the damages equal to their shareholding in the Company. For the purpose of this clause Mr Koekoek shall be deemed to hold the Shares of Mr Binsbergen in addition to his own Shares, except with respect to any liability based on Warranty number 1.6 regarding the title to the Shares, as set out in Schedule 3, for which Mr Binsbergen shall bear liability to a pro rata part of his shareholdings in the Company.

5.2 Each of the Warranties is without prejudice to any other warranty or undertaking and, except where expressly stated, no clause contained in this Agreement governs or limits the extent or application of any other clause.

5.3 The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by completion of the purchase of the Shares, by any investigation made by or on behalf of the Purchaser into the affairs of the Company and/or the Subsidiaries, by any failure to exercise or delay in exercising any right or remedy with regard to each and/or any of the Vendors or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release.
5.4 No claim shall be made by the Purchaser in respect of the warranties unless the aggregate damages exceeds DFL 100,000, in which case the full amount of the damages will due, and in computing such aggregate individual claims of less than DFL 10,000 shall be ignored, unless multiple claims of less than DFL 10,000 have the same basis and the aggregate of these claims is more than DFL 10,000 in which case the full aggregate amount will count for the calculation of the loss of DFL 100,000 as mentioned above. The maximum total liability ofVendors together is DFL 20,000,000.-.

5.5 No claim shall be made by the Purchaser in respect of the warranties more than twenty-four months after the Completion Date, except where there shall be prima facie evidence of fraud ("bedrog") and with the exception of the warranties set out in
Schedule 3 under 1 for which the statue of limitation will be indefinite and under 4 for which the statue of limitation will be the statutory period under which the Taxation Authorities will be able to levy any Taxation and/or costs and interests regarding the period before the Completion Date.

5.6 In the event of breach of any of the Warranties, each of the Vendors in the manner as set out in article 5.1 will indemnify
Purchaser for the damages it has   suffered and/or will suffer
because of that breach or, to the sole option of Purchaser will bring the Company and or the Subsidiaries in a situation as if the relevant Warranty had not been breached. Damages will include any reasonable legal costs incurred by Purchaser including all legal fees arising from any legal proceedings.


6.   Restrictive Agreement

6.1 For the purpose of assuring to the Purchaser the full benefit of the business and goodwill of the Company and the Subsidiaries each of the Vendors undertakes by way of further consideration for the obligations of the Purchaser under this Agreement as separate and independent agreements that he will not:

6.1.1 at any time after the Completion Date disclose to any person or himself use for any purpose and shall use his best endeavours to prevent the publication or disclosure of, any information concerning the business, accounts or finances of the Company or any of its clients' or customers' transactions or affairs which may, or may have, come to his knowledge unless required to do so by law, rules and/or any relevant public authorities, in which event the Vendor concerned will inform Purchaser prior to publication or disclosure what information is to be published or disclosed;

6.1.2 for a period of two years after the Completion Date either on his own account or for any other person directly or indirectly solicit, interfere with or endeavour to entice away from the Company any person who to his knowledge is now or has during the two years preceding the date of this Agreement been a client, customer or employee of, or in the habit of dealing with, any such Company;

6.1.3 The Vendors and/or their Group Companies, with the exception of NeSBIC and its Group Companies, shall not directly or indirectly work for or offer services to competitors of the Company and/or the Subsidiaries and shall not, either during or within 2 (two) years after the Completion Date, directly or indirectly, engage in activities competing with the business of the Company and/or its Subsidiaries, either on its own account or for others, all over the world (taking into consideration the global nature of the activities and that they can be performed anywhere) except on behalf of and for the Company or as an investment only in a listed company.

6.2  In the event Vendors and/or their Group Companies breach article 6.1 of the Agreement the Vendor concerned will forfeit a penalty not open to judicial moderation of DF'L one million for each breach and of DFL 250,000 for each day, part of a day to be calculated as a complete day, the breach continues, without any notice of default being necessary and notwithstanding the rights of Purchaser, the Company or the Subsidiaries to demand full damages.


7.   Purchaser's Warranties

7.1 Purchaser warrants to the Vendors that the Purchaser's Warranties set out in Schedule 4 are true and accurate and not misleading in all respects regarding the Purchaser and the Consideration Shares when signing this Agreement and on the Completion Date.

7.2 Purchaser shall indemnify the Vendors for any damages, including but not limited to, any expenses (including but not limited to reasonable attorney's fees) incurred in respect of any misrepresentation, breach of warranty contained in this Agreement, (including Schedule 4), failure to perform or violation of any agreement or covenant on the part of the Purchaser, under the Agreement.

7.3 The representations, warranties and undertakings of Purchaser and the indemnification herein shall survive Completion for a period of two years, unless:
(a) within such period a demand pursuant to this article has been made by Vendors against Purchaser and proceedings have been instituted within six month upon making such demand in which case the indemnification therefor shall survive beyond the period of two years until a final agreement is reached or full payment has been made in accordance with a final judgement, as the case may be; or
(b) Purchaser has settled the claims of the Vendors in accordance with the provisions of this clause.


8.   General

8.1 No announcement of any kind shall be made in respect of the subject matter of this Agreement unless specifically agreed between the Parties. Any announcement by either Party shall in any event be issued only after prior consultation with the other Parties.

8.2 If any of the Shares shall at any time be sold or transferred to Group Companies of Purchaser, the benefit of each of the Warranties may be assigned to the purchaser or transferee of those Shares who shall accordingly be entitled to enforce each of the Warranties against the Vendors as if he were named in this Agreement as the Purchaser, but not otherwise.

8.3 This Agreement shall be non-assignable, without the prior written agreement of the other Parties with the exception that Purchaser is allowed to assign and transfer its rights and obligations hereunder to a Group Company, without the consent of the Vendors, prior thereto or otherwise.

8.4 Save where expressly otherwise provided, all expenses incurred by or on behalf of the Parties, including all fees or agents, representatives, solicitors, accountants and actuaries employed by any of them in connection with the negotiation, preparation or execution of this Agreement shall be borne solely by the Party who incurred the liability and the Company shall not have any liability in respect of them. The costs of the Civil Law Notary will be equally split between Purchaser and Vendors.

8.6 Any notice required to be given by any of the Parties under this Agreement may be sent by fax or post to the address of the addressee as set out in Schedule 1 to this Agreement or to such other address as the addressee may from time to time have notified for the purpose of this clause: Communications sent by post shall be deemed to have been received two Business Days after posting. In proving service by post it shall only be necessary to prove that the communication was contained in an envelope which was duly addressed and posted in accordance with this clause.

8.7 The failure of either Party to enforce at any time the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be constituted to be a present or future waiver of such provisions, nor in any way affect the validity of either Party to enforce each and every such provision.

8.8 Any amendment of this Agreement is valid only, if the amendment is in writing and signed on behalf of each Party.

8.9 If any paragraph, provision or clause of this Agreement is found or held to be invalid or unenforceable, the Parties agree that the remainder of this Agreement shall be valid and enforceable.

8.10 Parties waive their rights to seek dissolution of this Agreement.

8.11 This Agreement can be executed in two (2) or more counterparts, all of which taken together, shall be as effective as if all signatures on the counterparts were on a single copy of this Agreement.

8.12 The considerations in, and all Schedules to the Agreement form an integral part of the Agreement. References to this Agreement include references to the Schedules.

8.13 This Agreement including all Schedules and Annexes, supersedes any and all other agreements, oral or written, between the Parties hereto, and contains the entire Agreement with respect to the subject matter hereof.

8.14 If any provision of this Agreement is or becomes, at any time and under any laws, rules or regulations, unenforceable or invalid in any jurisdiction in which the Parties are located or in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable. Parties shall negotiate in good faith in order to come to a mutual agreement on a substitute, valid and enforceable provision which most nearly effects the Parties' intent in entering into this Agreement.

9 Jurisdiction, Competent court

The operative law relating to this Agreement shall be that of the Netherlands and the Parties hereby submit to the exclusive jurisdiction of the District Court of Amsterdam, the Netherlands.

AS WITNESS the hands of the Parties hereto or their duly authorised representatives on the date set out above

Signed by Mr. J.D. Koekkoek



Signed by Mr. Van Vark for and
on behalf of NESBIC CONVERGING
TECHNOLOGIES EUROPE (CTE) FUND B.V.

Signed by Mr. J.D. Koekkoek for and on behalf of Mr. P.R.M. van
Binsbergen

Signed by Mr. L.J. Cole
for and on behalf of CI4NET.COM INC


SCHEDULE I

Vendors' holdings

Vendor's Name  Vendor's Address
J.D. Koekkoek ("Koekkoek")    "Sonnehardt" Hertog Hendriklaan 8
1217 CT Hilversum Nesbic Converging Technologies  Savannahwe8 17,
Utrecht, Europe (CTE) Fund B.V. ("Nesbic")   Attention: Frank
Verschuur P.R.M. van Binsbergen ("Binsbergen")    Eikenlaan 28,
5263 GN Vught

Notices Addresses as meant Article 8.6:

Vendor's Addresses  as above
     copy of any correspondence to:
     Mr H. Vreeman
     P.O. Box 74600, 1070 DE Amsterdam

Purchaser's Address 34 Haymarket London
     attention: Lee Cole
     SW17 4TP Coay 10
     copy of any correspondence to:
     Mr Andrew Mac Laren
     City Tower, Level four, 40 Basinghall Street
     London EC 2V SDE

Vendor's Name  Vendor's shareholdings

                      A              B           C
Koekkoek:           28,801          484
Nesbic:             10,755        4,445
Binsbergen:                         444           +
Total               40,000        4,445         484


SCHEDULE 2

Details of Personal Care Card Nederland Holding BV

     Chamber of Commerce number:   32066578
     Date of incorporation:   29-01-1996
     Share capital:
          Authorised:    NLG 200,000
          Issued:        40,000 A Shares, 4,445 B Shares and 484
                         C Shares
     Registered office:  Noordse Bosje 43, le etage
               1211 BE Hilversum
     Directors:     Mr W.A. Walraven

SCHEDULE 3

Warranties

1.   Corporate Matters

1.1 The information relating to the Company contained in Schedules 1 and 2 are true and complete in all respects.

1.2 The Shares constitute the whole of the issued and allotted share capital of the Company.

1.3 There are no agreements or arrangements in force, other than this Agreement, which grant to any person the right to call for the issue, allotment or transfer of any share or loan capital of the Company and or the Subsidiaries. This warranty specifically includes and is also valid with respect to the disclosed option schemes of Mr Walraven and Mr Eek, with whom adequate and satisfactory arrangements have been made by Vendors and who have discharged the Company and/or Subsidiaries.

1.4 The register of shareholders and other statutory books of the Company and the Subsidiaries have been properly kept and contain an accurate and complete record of the matters with which they should deal; and no notice or allegation, that any of them is incorrect or. should be rectified, has been received. The current and valid articles of association of the Company and the Subsidiaries have been presented in the due diligence investigation.

1.5 All returns, particulars, resolutions and documents required by any legislation to be filed with the Chamber of Commerce or other registration offices in respect of the Company and the Subsidiaries have been duly filed and were correct.

1.6 The Vendors are the full and unencumbered owners of the Shares, the Shares are free of any usufruct, lien, attachment, charge or other restriction and or limitation and Purchaser will receive full, unencumbered and complete title.

1.7 The Company is the only shareholder in each of the Subsidiaries and the shares in the Subsidiaries are free of any usufruct, lien, attachment, charge or other restriction and/or limitation.

1.8 The Company and the Subsidiaries are fully incorporated companies with limited liability (besloten vennootschap met beperkte aansprakelijkheid), validly existing under the laws of The Netherlands.


1.9 No order has been made, petition presented or resolution passed for the bankruptcy (f'aillissement), dissolution
(ontbinding en vereffening), moratorium of payments (surs9ance van betaling) of the Company and/or a Subsidiary.

1.10 No resolutions to merge with an other company, to amend the articles of association, to legally split the Company or the Subsidiaries or to dissolve the Company or the Subsidiaries were taken by their general meetings of shareholders nor is any action being taken by any Chamber of Commerce in the Netherlands to dissolve the Company or the Subsidiaries.

1.11 The Company and the Vendors have the right, power and authority and have taken all action necessary to execute and deliver this Agreement and each document to be executed by them at or before the Completion Date.

1.12 Vendors warrant (i) each for itself that the entering into this Agreement by it and its performance of its obligations in this Agreement does not and will not breach or conflict with any obligation to which it is subjected, and (ii) that this Agreement does not and will not breach or conflict with any obligation to which the Company or the Subsidiaries are subjected.

1.13 Since the date of incorporation of each the Company and the Subsidiaries all annual general meetings of shareholders have been held in accordance with the relevant provisions in law and its articles of association and all other shareholders' and corporate action required by law or by its articles of association have been taken when necessary or required to be taken. Since its date of incorporation, each of the Company and the Subsidiaries have materially complied with all the provisions of its deed of incorporation and articles of association, and have not entered into or performed any ultra vires transaction(s).

2.        Accounting Matters

2.1 The Last Accounts have been prepared in accordance with the historical cost convention; and the bases and policies of accounts, adopted for the purpose of preparing the Last Accounts, are the same as those adopted in preparing the audited accounts of the Company and the Subsidiaries in respect of the three last preceding accounting periods.

2.2       The Last Accounts:

2.2.1 give a true and fair view of the assets, liabilities (including contingent unquantified or disputed liabilities) and commitments of the Company and the Subsidiaries at the Last Accounts Date and its profits and losses for the financial period ended on the date;

2.2.2 comply with all current Dutch GAAP applicable to a Netherlands company;

2.2.3 properly reflect the financial position of the Company and the Subsidiaries as at their date.

2.3 All the accounts, books, ledgers, financial and other records, of whatsoever kind,of each the Company and the Subsidiaries are in its possession and give a true and fair view of its financial position.

2.4 The annual accounts of the Company and the Subsidiaries have been timely deposited with the Chamber of Commerce in accordance with articles 2:394 and 2:395 of the Dutch civil code.

2.5 Since November 30, 1999 no material adverse changes in the financial revenue of the Company and subsidiaries have occurred.

3.        Financial Matters

3.1 Except as disclosed to the Purchaser in the attached Annex 1 ("Disclosure Letter"), the Company and the Subsidiaries have no capital commitments outstanding at the Last Accounts Date and has not since then, incurred or agreed to incur any capital expenditure or commitments or disposed of any capital assets.

3.2 Except as disclosed to the Purchaser in the Disclosure Letter, since the Last Accounts Date the Company has not paid or declared any dividend or made any other payment which is, or can be considered as a distribution as meant m article 2:216 of the Dutch civil code.

3.3       Except as disclosed to the Purchaser in the Attached
Letter, the Company and the subsidiaries have not since the Last
Accounts Date, repaid, or become liable to repay, any indebtedness in advance of its stated maturity.

3.4 There are no liabilities (including contingent liabilities) which are outstanding on the part of the Company and/or the Subsidiaries other than those liabilities disclosed in the Last Accounts or incurred in the ordinary and proper course of trading since the Last Accounts Date.

3.5 None of the facilities available to the Company or the Subsidiaries are dependent on the guarantee or indemnity of, or any security provided by, a third party, with the exception of a guarantee in the amount of US$150,000.- to the financing bank of the Company.

3.6 The amounts now due from debtors will be recoverable in full in the ordinary course of business, and in any event not later than twelve weeks from the date of this Agreement, unless provided for in the Last Accounts.

3.7 Other than in the normal course of business, there is not now outstanding in respect of the Company any guarantee, or agreement for indemnity or for suretyship, given by, or for the accommodation of, the Company.

4. Taxation Matters

4.1 Except as disclosed to the Purchaser in the attached Disclosure Letter, the Last Accounts make full provision or reserve for all Taxation (including deferred Taxation) which is liable to be or could be assessed on the Company and/or each of the Subsidiaries, or for which it may be accountable, in respect of the period ended on the Last Accounts Date.

4.2 All returns, computations, withholdings and payments which should be, or should have been, made by the Company and each Subsidiary for any Taxation purpose have been made within the requisite periods and are up-to-date, correct and on a proper basis and none of them is, or is likely to be, the subject of any dispute with the relevant Taxation authorities.

4.3 The Company and each of the Subsidiaries have duly deducted and accounted for all amounts which it has been obliged to deduct in respect of Taxation and, in particular, have properly deducted tax and social security premiums, as required by law, from all payments made, or treated as made, to its employees, officials or former employees, and accounted to relevant Taxation authorities for all tax and social security premiums so deducted and for all tax and social security premiums chargeable on benefits provided for its employees or former employees, including but not limited to any payments made under any management agreement or similar understanding.

4.4 Except as disclosed in the Disclosure Letter, the Company and the Subsidiaries are not, nor will become, liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding thereto) in consequence of the failure by any other person (not being a group company) to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) on or prior to the date of this Agreement.

4.5 The Company and each Subsidiary have not, since the Last Accounts Date, incurred or are, or have become, liable to incur after that date expenditure which will not be wholly deductible in computing its taxable profits except for expenditure on the acquisition of an asset to be held otherwise than as stock-in-trade.

4.6 The Company has not entered into any transaction that could trigger the application of the Sixteenth Standard condition for Fiscal Unity under the Dutch Corporate Income Tax Act (as published in the Staatscourant no 189 of 1991) or the equivalent of this article under the predecessors of these Standard
Conditions.

5.6 The Company has conducted and is conducting its business in all respects in accordance with all applicable laws and regulations, whether of the Netherlands or elsewhere, including any privacy laws.

5.7 No power of attorney given by the Company is in force, except as disclosed in the attached letter Disclosure Letter or registered at the Chamber of Commerce.

5.8 There are no outstanding authorities (express or implied) by which any person may enter into any contract or commitment to do anything on behalf of the Company.

5.9 The Company is not, nor will with the lapse of time become in default in respect of any obligation or restriction binding upon it, unless provided for.

5.10 The Company is not a party to, not have its profits or financial position during the three years prior to the date hereof been affected by, any contract or arrangement which is not of an entirely arm's length nature, with the possible exeption of the financing by the Vendors.

5.11 The Company and the Subsidiaries have in total at least 5400 cardholders.

5.12 The supplier agreements with Cendant BRC and HS B are valid> have not been terminated, nor is any termination expected or foreseeable.

5.13 The Company and Subsidiaries have the full and unencumbered legal ownership of the databases) kept by HSB.

6    Employment Matters

6.1 A list containing the full particulars of the identities, dates of commencement of employment, or appointment to office, and terms and conditions of employment of all the employees and officers of the Company and the Subsidiaries, including without limitation profit sharing, commission or discretionary bonus arrangement as disclosed in the Disclosure Letter.

6.2 The rate of remuneration, emoluments, pension benefits and all (other) commitments whether accepted or not of any personnel including officers of the Company and Subsidiaries as per February 25, 2000 are as disclosed in an attachment to the Disclosure Letter and no personnel and /or officers are omitted from this Letter and no material change has occurred since February 25, 2000.

6.3 The Company or the Subsidiaries are not bound or accustomed to pay any monies other than in respect of remuneration, or emoluments of employment, or pension benefits, to, or for the benefit of, any of its officers or employees.

6.4 The Company or each of the Subsidiaries are not under any legal or moral liability or obligation, or a party to any ex-gratia arrangement or promise, to pay pensions, gratuities, superannuation allowances, or the like, to or for any of its past or present officers or employees or their dependants in the attached Disclosure Letter; and there are no retirement benefit, or pension or death benefit, or similar schemes or arrangements in relation to, or binding on, the Company or to which the Company contributes.

6.5 There are no back service obligations with regard to pensions.

7.        Asset Matters

7.1 The Company and Subsidiaries owned at the Last Accounts Date, and had good and marketable title to, all the assets included in the Last Accounts, and (except for current assets subsequently sold or realised in the ordinary course of business) still owns and has good and marketable title to them and to all assets acquired since the Last Accounts Date.

7.2 To the best of Vendors' knowledge, the Company and the Subsidiaries are now, and have at all material times been, adequately covered against accident, damage, injury, third party loss (including product liability) loss of profits and other risks normally insured against by persons carrying on the same business as that carried on by the Company and the Subsidiaries.

7.3 All insurances are currently in full force and effect, and to the best of Vendors' knowledge nothing has been done or omitted to be done which could make any policy or insurance void or voidable, or which is likely to result in an increase in premium. The Company or the Subsidiaries have never been refused an insurance.

7.4 No claim is outstanding, or may be made, under any of the insurance policies and to the best knowledge of Vendors no circumstances exist which are likely to give rise to a claim.

8.        Property Matters

8.1 Except for the lease agreements disclosed in the Disclosure Letter, the Company and the Subsidiaries are not party to any other agreement concerning the rent, the acquisition, the ownership or otherwise in connection with real estate(onroerende taken)

8.2 The Company and Subsidiaries have duly and punctually performed and observed all covenants, conditions, agreements, statutory requirements, planning consents, by-laws, orders and regulations with regard to the leased property to the best of Vendors' knowledge, and no notice of any breach of any such matter has been received.

8.3 The use the leased property is the permitted use under the lease agreement and in accordance with any planing acts.

8.4 There are no compulsory purchase notices, orders and resolutions affecting the leased property.

9.   Intellectual Property Rights and Trade Secrets

9.1 All intellectual property rights set forth in the Disclosure Letter are in full force and effect and are vested in and beneficially owned by the Company and the Subsidiaries. The Company and the Subsidiaries are registered as proprietor of the intellectual property rights specified on the Disclosure Letter and each of those rights is valid and enforceable, and none of them is being used, claimed, opposed or attached by any other person, except as disclosed in the Disclosure Letter.

9.2 No right or licence has been granted to any person by the Company and the Subsidiaries to use in any manner or to do anything which would or might otherwise infringe any of the intellectual property rights referred to above; and no act has been done or omission permitted by the Company or the Subsidiaries whereby they or any of them have ceased or might cease to be valid and enforceable.
9.3 The business of the Company and the Subsidiaries (and of any licensee under a licence granted by the Company) as now carried on does not and is to the best of Vendors' knowledge not likely to infringe any intellectual property right of any other person (or would not do so if the same were valid) or give rise to a liability to pay compensation and all licences to the Company in respect of any such Right are in full force and effect.

9.4 The Company and the Subsidiaries have not (otherwise than in the ordinary and normal course of business) disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person other than the Purchaser any of its know how, trade secrets, confidential information, price lists except as necessary in the ordinary cause of bussiness or lists of customers or suppliers.

9.5 The Company and/or each of the Subsidiaries are not a party to any secrecy agreement or agreement which may restrict the use of disclosure of information except as disclosed in the attached
Disclosure Letter (Schedule [ ]).

9.6 Nothing has been done or omitted by the Company and/or each of the Subsidiaries which would enable any licensee under a licence granted by the Company and/or the Subsidiaries to be terminated or which in any way constitutes a breach of terms of any licence.

10.  General Matters

10.1 All information given by any of the Vendors, or the Vendors' advisors to the Purchaser, or the Purchaser's advisors relating to the business, activities, affairs, or assets or liabilities of the Company was, when given, accurate and comprehensive in all respects.

10.2 There are no material facts or circumstances, in relation to the assets, business or financial condition of the Company and/or each of the Subsidiaries, which have not been fully and fairly disclosed in writing to the Purchaser and which, if disclosed, might reasonably have been expected to affect the decision of the Purchaser to enter into this Agreement.


SCHEDULE4

All definitions used in this Schedule shall have the same meaning as ascribed to them in the Acquisition Agreement to which it is attached.

Purchaser

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Purchaser has the requisite power and authority to create, issue, offer and use the the Consideration Shares as consideration for the Shares.

Consideration Shares

The Consideration Shares will be validly issued and outstanding, fully paid and non-assessable and will not be subject to any pre-emptive or similar right, or exercise thereof, free and clear of any lien, except as may have been created by the holder thereof and such restrictions on transfer as may be imposed under federal securities laws or state securities laws.

Required authorization

All authorizations, consents and approvals required by Purchaser for or in connection with the creation and issue of the Consideration Shares, the execution of the Acquisition Agreement, the performance by Purchaser of the obligations undertaken by it herein have been obtained and are in full force and effect.

Neither the nature of Purchaser, nor of any of its respective businesses, nor any relationship between Purchaser and any other person nor any circumstance in connection with the execution and delivery of the Consideration Shares is such as to require a consent, approval or authorization of, any governmental authority on part of Purchaser as a condition to the execution and delivery of this or the offer, issue, sale or delivery of any of the Consideration Shares.

Confidential Offering Memorandum

To the best of the knowledge and belief of the Purchaser, the Confidential Offering Memorandum dated January, 2000, is true and accurate in all material respects and is not misleading in any material respect in light of the circumstances under which the statements contained therein were made; any opinions, predictions or intentions expressed in the Offering Memorandum are true and honestly held or made and are not misleading in any material respect and have been made after due and careful consideration of all relevant factors known to CI4Net; the Offering Memorandum does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make such information not misleading in any material respect in light of the circumstances under which such statements were made.

Parties understand and agree that the reference to the Confidential Offering Memorandum does not and will not create any liability under and/or in connection with laws other than Dutch law.

Dividends, distribution of profits

Purchaser did not declare any dividend or other distribution which has not been fully paid, nor do any rights to distribution from reserves or from profits, including but not limited to bonuses, exist.


Shareholders decisions

There are no decisions of the general meeting of shareholders of Purchaser, or of any other body of Purchaser, which have not been fully carried out.

No misrepresentation

To the best of Purchaser's knowledge, no representation or warranty by Purchaser in the Acquisition Agreement, or in any Exhibit or other document furnished relating to the transaction contemplated hereby, contains or will as of Closing Date contain, any untrue statement of any material fact or omits or will, as of Closing Date, omits to state a material fact or event necessary to make the statements contained therein not misleading.

Breach of Schedule 3

To the best knowledge of Purchaser, Vendors are not in breach of any of the representations and Warranties contained in Schedule
3.